Exhibit 99.2

G-III APPAREL GROUP, LTD.

G-III APPAREL GROUP, LTD. ANNOUNCES RESTRUCTURING OF ITS RETAIL SEGMENT

— Announces Closure of Wilsons Leather and G. H. Bass Stores —

New York, New York – June 4, 2020 -- G-III Apparel Group, Ltd. (NasdaqGS: GIII) today announced the restructuring of its retail operations segment.

The restructuring of the retail operations segment includes the closing of 110 Wilsons Leather and 89 G.H. Bass stores. The Company has hired Hilco Global to assist in the liquidation of these stores, which will begin immediately or as stores reopen.

Morris Goldfarb, G-III’s Chairman and Chief Executive Officer, said, “We have completed a comprehensive review of our retail operations segment. With a focus on enhancing shareholder value, we have made the difficult decision to close all of the Wilsons Leather and G. H. Bass stores and have entered into agreements for the early lease termination of a significant majority of these stores.  We believe that this restructuring plan will enable us to greatly reduce our retail losses and to ultimately have this segment become profitable.  I am appreciative of all members of the retail team for their hard work and dedication over the years.”

Mr. Goldfarb concluded, “Our wholesale business, anchored by our five global power brands: DKNY, Donna Karan, Calvin Klein, Tommy Hilfiger and Karl Lagerfeld, will continue to be the primary growth and profit engine for the Company. We have a great base of business which we believe creates a strong foundation for our future.”

In connection with the restructuring of our retail operations, the Company expects to incur an aggregate charge of approximately $100 million related to landlord termination fees, severance costs, store liquidation and closing costs, write-offs related to right-of-use assets and legal and professional fees. A significant portion of these charges will be incurred during its second fiscal quarter ending July 31, 2020. We expect the cash portion of this charge to be approximately $65 million.

After completion of the restructuring, the Company’s retail operations segment will initially consist of 41 DKNY and 13 Karl Lagerfeld Paris stores, as well as the e-commerce sites for DKNY, Donna Karan, Karl Lagerfeld Paris, Andrew Marc, Wilsons Leather and G.H. Bass.

About G-III Apparel Group, Ltd.

G-III designs, sources and markets apparel and accessories under owned, licensed and private label brands. G-III’s owned brands include DKNY, Donna Karan, Vilebrequin, G. H. Bass, Eliza J, Jessica Howard, Andrew Marc and Marc New York. G-III has fashion licenses under the Calvin Klein, Tommy Hilfiger, Karl Lagerfeld Paris, Kenneth Cole, Cole Haan, Guess?, Vince Camuto, Levi's and Dockers brands. Through its team sports business, G-III has licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League and over 150 U.S. colleges and universities. Through its retail subsidiaries, G-III also operates retail stores under the DKNY, Wilsons Leather, G. H. Bass, Vilebrequin, Karl Lagerfeld Paris and Calvin Klein Performance names. Subsequent to completion of the restructuring of its retail operations segment, G-III will, through two of its wholly owned subsidiaries, continue to operate stores under the DKNY and Karl Lagerfeld Paris names. G-III, through wholly owned foreign subsidiaries, will also continue to operate stores under the Vilebrequin name.

Statements concerning G-III's business outlook or future economic performance, anticipated revenues, expenses or other financial items; restructuring plans; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are "forward-looking statements" as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, risks related to the COVID-19 outbreak, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks associated with the restructuring of our retail operations segment, risks of operating a retail business, risks related to G-III’s ability to reduce the losses incurred in its retail operations, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions, the impact on G-III’s business of the imposition of tariffs by the United States government and business and general economic conditions, as well as other risks detailed in G-III's filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

G-III Apparel Group, Ltd.

Company Contact:

Priya Trivedi

VP of Investor Relations and Treasurer

(646) 473-5157

Investor Relations Contact:

Tom Filandro

ICR, Inc.

(646) 277-1235

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